 FOR IMMEDIATE RELEASE
March 19, 2007

CONTACTS:        Oliver (Ollie) Creekmore                Elizabeth Beale
                Chief Executive Officer                        Chief Financial Officer
                (757) 242-4422                                (757) 242-4422

CNB Bancorp, Inc. (CNBV), the holding company for Citizens National Bank, today announced its financial results for the fourth quarter and year ended December 31, 2006.
2006 marked the first year of sustained operating profit for the Company. Fourth quarter 2006 was the highest earning quarter in the history of the Company with net income of $38,000, compared to the same period in 2005, during which the Company reported a net loss of $273,000. Net income for the year was $100,000, up $644,000 or 118.49% from 2005. Diluted earnings (loss) per share for the year ended 2006 was $0.11 compared with ($0.64) for the year of 2005.
At December 31, 2006, total assets were $41.4 million, an increase of 26.2% over year-end 2005. Asset growth during 2006 was driven by a $6.3 million or 29.3% increase in the company's loan portfolio; total loans ended the year at $28.0 million. Deposits increased 14.9% during 2006 to end the year at $33.8 million. Also contributing to overall growth was the capital offering that was completed during the fourth quarter of 2006, pursuant to which the company raised approximately $4 million, net of offering expenses, in new capital through a rights offering and public offering of 650,000 shares of common stock.
Profitability ratios for the fourth quarter and the year continued to trend positively, but were impacted by the increased capital raised in the 2006 offerings. Return on average assets was 0.39% for the fourth quarter of 2006 and 0.29% for the year. Return on average shareholders' equity was 3.10% in the fourth quarter of 2006 and 2.69% for the year.
Compared to the same periods in 2005, net interest income after provision for loan losses increased 64.4% for the year to $1.3 million and 41.0% for the fourth quarter to $351,000. Net interest margin increased from 3.51% for the year ended December 31, 2005 to 4.12% for 2006. Although net interest margins throughout the industry are compressing due to the increased cost of funding loan growth, the Company is continuing to experience an expanding margin resulting from higher than peer funding costs in its start-up phase.
About CNB Bancorp, Inc.
CNB Bancorp, Inc. is a holding company that was formed in 2003 and is headquartered in Windsor, Virginia. The Company's primary subsidiary is Citizens National Bank, which opened for business in 2003. The Bank engages in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, the Bank operates one banking office in Windsor, which is in the Hampton Roads region of southeastern Virginia. Shares of CNB Bancorp, Inc. common stock are traded on the OTC Bulletin Board under the symbol CNBV. Requests for additional information about the Company and its subsidiary Bank should be directed to Elizabeth T. Beale, Vice President, CFO & Cashier, P.O. Box 100, Windsor, Virginia 23487.
Certain statements in this report may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts. Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors. For an explanation of the risks and uncertainties associated with forward-looking statements, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2005, and other reports filed and furnished to the Securities and Exchange Commission.